Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-193250 and Form S-8 Nos. 333-124867 and 333-158772) of our reports dated March 16, 2015, relating to the consolidated financial statements of WidePoint Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of WidePoint Corporation and subsidiaries, appearing in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Moss Adams LLP

Scottsdale, Arizona

March 16, 2015